Exhibit 99.1

NOT FOR IMMEDIATE RELEASE

Ducommun Announces Closing of LaBarge Acquisition

LOS ANGELES, California (June 28, 2011) - Ducommun Incorporated (NYSE: DCO) today completed its acquisition of LaBarge, Inc. As planned, Ducommun acquired all issued and outstanding shares of LaBarge at $19.25 per share in cash for a total purchase price of approximately $338 million, including the assumption of LaBarge’s outstanding debt ($27.5 million). The consummation of the merger has resulted in the creation of Ducommun LaBarge Technologies (“DLT”), a business segment of Ducommun formed by the integration of LaBarge with Ducommun Technologies.

“We are pleased to announce that LaBarge is now a part of the Ducommun family, bringing together two great organizations dedicated to providing cutting-edge components and systems to a variety of growth industries in the U.S. and abroad,” said Anthony J. Reardon, president and chief executive officer of Ducommun. “As a Tier 2 supplier of structural and electronic assemblies for the aerospace and defense, industrial, energy, and medical markets, we look forward to taking the next steps to expand our customer base, increase organic growth, and improve margins and cash flow generation. This is a watershed moment for Ducommun and one that we see strengthening the company and enhancing value for our stockholders going forward.”

In conjunction with the closing of the transaction, Ducommun borrowed $190 million under a new senior secured term loan, entered into a senior secured revolving credit facility of up to $60 million, and issued $200 million of 9.75% senior unsecured notes due 2018.

About Ducommun Incorporated

Founded in 1849, Ducommun Incorporated provides engineering and manufacturing services to the aerospace, defense, and other industries through a wide spectrum of electronic and structural applications. The company is an established supplier of critical components and assemblies for commercial aircraft and military and space vehicles as well as for the energy market, medical field, and industrial automation. It operates through three primary business units: Ducommun AeroStructures (DAS), Ducommun LaBarge Technologies (DLT), and Miltec. Additional information can be found at www.ducommun.com.

ESTABLISHED IN 1849 • 23301 WILMINGTON AVENUE • CARSON CA 90745 • TEL (310) 513-7280 • FAX (310) 513-7279

DUCOMMUN LABARGE CLOSING JUNE 2011

CONTACT:	Joseph P. Bellino	or	Chris Witty
	Vice President and Chief Financial Officer		Investor Relations
	(310) 513-7211		(646) 438-9385 / cwitty@darrowir.com

Statements contained in this press release regarding other than recitation of historical facts are forward-looking statements. These statements are identified by words such as “may,” “will,” “ begin,” “ look forward,” “expect,” “believe,” “intend,” “anticipate,” “should”, “potential,” “estimate,” “continue,” “momentum” and other words referring to events to occur in the future. These statements reflect Company’s current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties beyond its control, including, but not limited to, the state of the world financial, credit, commodities and stock markets, any difficulties, delays or failure in, or unanticipated costs of, realizing the expected synergies of the LaBarge acquisition, and uncertainties regarding the Company, its businesses and the industries in which it operates, which are described in the Company’s filings with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

This press release does not constitute an offer to sell or solicitation of an offer to purchase with respect to the notes or other securities, nor shall there be any sale of the notes in any state or jurisdiction in which such offer, solicitation or purchase would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

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